Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

June 30, 2026

Chiron Real Estate Inc.

7373 Wisconsin Avenue

Suite 800

Bethesda, MD 20814

Re:         Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Chiron Real Estate Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of 330,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, covered by the above-referenced Registration Statement, and all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”). The Shares will be issued pursuant to the Company’s 2016 Equity Incentive Plan, as amended from time to time (the “Plan”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.           The Registration Statement in the form in which it was transmitted to the Commission under the 1933 Act;

2.          The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.           The Fifth Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.           A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.           Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board”) relating to, among other matters, the Plan and the issuance of the Shares, certified as of the date hereof by an officer of the Company;

6.           The Plan, certified as of the date hereof by an officer of the Company;

Chiron Real Estate Inc.

June 30, 2026

7.           A certificate executed by an officer of the Company, dated as of the date hereof; and

8.           Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.           Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.           Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.           Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.          All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.           The Shares will not be issued in violation of the restrictions on transfer and ownership contained in Article VII of the Charter.

6.          Upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter or the Plan.

7.           Each award that provides for the potential issuance of a Share pursuant to the Plan (each, an “Award”) will be duly authorized and validly granted in accordance with the Plan.

Chiron Real Estate Inc.

June 30, 2026

8.           Upon the granting of any Award, the total number of Shares issuable under all then-outstanding Awards will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Plan (including, without limitation, if any previously issued Award has expired, was forfeited or was terminated without having been exercised or was paid in cash without a requirement for the delivery of Shares, the “Reallocation of Shares” provisions of the Plan).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.           The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.           The issuance of the Shares has been duly authorized and, when and if issued pursuant to the Registration Statement, the Plan, any applicable Award and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning United States federal law or the laws of any other jurisdiction. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP